Exhibit 10.3

CNO FINANCIAL GROUP, INC.

Re:    Grant of Performance Share Award
CNO Financial Group, Inc., a Delaware corporation (the "Company"), is pleased to advise you that pursuant to the Company's Amended and Restated Long-Term Incentive Plan (the "Plan"), the Company has granted you an award of the number of performance share units set forth on the last page of this agreement (the "Performance Shares"), effective as of the date displayed on the last page of this agreement (the "Grant Date"), subject to the terms and conditions of the Plan and the terms and conditions set forth herein. Any capitalized terms used herein and not defined herein have the meaning set forth in the Plan.
1.Performance Shares. Each Performance Share represents the right to receive one share of the Company’s Common Stock, par value $.01 per share (“Common Stock”), plus Dividend Equivalents thereon (as described in Section 5(b) below) subject to satisfaction of the service and performance-based vesting criteria described in Section 3 below and Schedule A-1 attached hereto and made a part hereof. Upon satisfaction of such vesting criteria, the shares of Common Stock that have vested will be issued to you and shall be fully paid and nonassessable.

2.Transfer Restrictions. You may not sell, assign, transfer, convey, pledge, exchange or otherwise encumber or dispose of the Performance Shares, except to the Company. Any purported encumbrance or disposition in violation of the provisions of this Section 2 shall be void ab initio, and the other party to any such purported transaction shall not obtain any rights to or interest in the Performance Shares.

3.Vesting of Performance Shares.

(a)The Performance Shares shall vest (in whole or in part) based upon satisfying the vesting criteria set forth on Schedule A-1 attached hereto. Except as set forth in Section 3(b) below, underlying shares of Common Stock shall be issued to you only if you remain employed by the Company or a Subsidiary through the vesting date of the Performance Shares, which is anticipated to occur no later than March 15, 2017. Decisions regarding vesting and payment of the Performance Shares shall be final as determined by the Committee in its sole and absolute discretion.

(b)If you elect to terminate your employment with the Company or a Subsidiary and you satisfy the definition of Retirement set forth in the Plan, then a pro rata portion of the Performance Shares shall vest (based on the number of days from January 1, 2014 to and including the date of your Retirement divided by 1,096) and, to the extent the performance criteria are met, such pro rata portion shall be paid at the same time as others receive shares of Common Stock under this award.

(c)Any Performance Shares that do not vest pursuant to Section 3(a) above shall be cancelled.

(d)Except as expressly set forth in any written employment agreement between you and the Company or a Subsidiary (whether entered into prior to or after the date of this letter agreement), if the Company or its successor shall terminate your employment for any reason (other than for “Cause” as defined in Section 7 hereof) within two years following a Change in Control (but not later than December 31, 2016), the Performance Shares shall vest on a pro rata basis based on the number of days from January 1, 2014 to and including the date your employment is terminated, divided by 1,096.

4.Forfeiture of Performance Shares. Except as set forth in Section 3(b) above or expressly set forth in any written agreement between you and the Company or a Subsidiary (whether entered into prior to or after the date of this letter agreement), if you cease to be an employee of the Company or a Subsidiary for any reason, except as and to the extent the Common Stock underlying the Performance Shares has been issued to you, you shall forfeit the remaining portion of the Performance Shares.

5.Dividend, Voting and Other Rights.

(a) Until issuance of shares of Common Stock pursuant to Section 1 hereof, you shall have no voting or other rights of a stockholder with respect to the Performance Shares.

(b)Dividend Equivalents. You shall have the right to receive Dividend Equivalents on Performance Shares that become vested hereunder, payable in cash without interest, to the extent that cash dividends are paid on the Common Stock underlying the Performance Shares after the date of this agreement and prior to the issuance of shares of Common Stock underlying the Performance Shares. Such Dividend Equivalents shall be subject to any required tax withholding, and shall be payable on or about such date or dates as the underlying Common Stock is issued to you in an amount equal to the number of shares of Common Stock delivered in respect of your vested Performance Shares multiplied by the aggregate per share dividends declared and paid after the date of this letter agreement and prior to the issuance of shares of Common Stock underlying the Performance Shares.

6.Certain Definitions. For the purposes of this letter agreement, the following terms have the meanings set forth below:

“Board” means the Board of Directors of the Company.
“Cause” means the occurrence of one or more of the following events, as determined by the Committee:
(i)    commission of (x) a felony or (y) any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or
(ii)    conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; or
(iii)willful refusal to perform or substantial disregard of duties properly assigned; or

(iv)breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary.

“Change in Control” means the occurrence of any of the following events:
(i)    the acquisition (other than an acquisition in connection with a "Non-Control Transaction" (as defined below)) by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of "beneficial ownership" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company or its Ultimate Parent representing 51% or more of the combined voting power of the then outstanding securities of the Company or its Ultimate Parent entitled to vote generally with respect to the election of the board of directors of the Company or its Ultimate Parent; or
(ii)    as a result of or in connection with a tender or exchange offer or contest for election of directors, individual board members of the Company (identified as of the date of commencement of such tender or exchange offer, or the commencement of such election contest, as the case may be) cease to constitute at least a majority of the board of directors of the Company; or
(iii)    the consummation of a merger, consolidation or reorganization with or into the Company unless (x) the stockholders of the Company immediately before such transaction beneficially own, directly or indirectly, immediately following such transaction securities representing 51% or more of the combined voting power of the then outstanding securities entitled to vote generally with respect to the election of the board of directors of the Company (or its successor) or, if applicable, the Ultimate Parent and (y) individual board members of the Company (identified as of the date that a binding agreement providing for such transaction is signed) constitute at least a majority of the board of directors of the Company (or its successor) or, if applicable, the Ultimate Parent (a transaction to which clauses (x) and (y) apply, a "Non-Control Transaction").
“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).
“Ultimate Parent” means the parent corporation (or if there is more than one parent corporation, the ultimate parent corporation) that, following a transaction, directly or indirectly beneficially owns a majority of the voting power of the outstanding securities entitled to vote with respect to the election of the board of directors of the Company (or its successor).
7.Withholding Taxes. If the Company or any Subsidiary shall be required to withhold any federal, state, local or foreign tax in connection with any issuance or vesting of Performance Shares or other securities pursuant to this agreement, and the amounts available to the Company or such Subsidiary for such withholding are insufficient, you shall pay the tax or make provisions that are satisfactory to the Company or such Subsidiary for the payment thereof. If permitted at such time by the Company, you may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company or such Subsidiary a portion of the Performance Shares that become nonforfeitable hereunder, and the Performance Shares so surrendered by you shall be credited against any such withholding obligation at the Fair Market Value of the Common Stock underlying such Performance Shares on the date of such surrender.

8.No Special Right to Employment. Nothing in this agreement shall interfere with or limit in any way the right of the Company to terminate your employment or other performance of services at any time, nor confer upon you any right to continue in the employ or as a director or officer of, or in the performance of other services for, the Company or a Subsidiary for any period of time, or to continue your present (or any other) rate of compensation or level of responsibility. Nothing in this agreement shall confer upon you any right to be selected again as a Plan participant, and nothing in the Plan or this agreement shall provide for any adjustment to the number of Performance Shares upon the occurrence of subsequent events except as provided in the Plan.

9.Relation to Other Benefits. Any economic or other benefit to you under this agreement or the Plan shall not be taken into account in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

10.Amendments to Plan. Any amendment to the Plan shall be deemed to be an amendment to this agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the your rights under this agreement without your consent.

11.Severability. Whenever possible, each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this agreement.

12.Conformity with Plan. This agreement and the Performance Shares granted pursuant hereto are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this agreement and the Plan shall be resolved in accordance with the terms of the Plan. By accepting this grant of Performance Shares on the Company’s equity administration website, you acknowledge your receipt of this agreement and the Plan and agree to be bound by all of the terms of this agreement and the Plan.

13.Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

14.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this agreement shall be in writing and shall be deemed to have been given when (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid or (iii) sent by reputable overnight courier, to the recipient. Such notices, demands and other communications shall be sent to you at the address on file with the Company and to the Company at 11825 N. Pennsylvania Street, P.O. Box 1911 (46082), Carmel, Indiana 46032, Attn: General Counsel, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

15.Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE PROVISIONS OF FEDERAL LAW.

16.Descriptive Headings. The descriptive headings of this agreement are inserted for convenience only and do not constitute a part of this agreement.

17.Entire Agreement. This agreement, any written agreement between you and the Company or a Subsidiary to the extent contemplated by Section 4 hereof, and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your acquisition of the Performance Shares.

18.Section 409A. The Performance Shares awarded hereunder are intended to comply with Section 409A of the Code, as provided under the Plan. In accordance therewith, to the extent that Section 409A(a)(2)(B)(i) (regarding certain payments to “key employees” in connection with a separation from service) requires the Company to delay payment and /or delivery of shares of Common Stock in respect of your vesting Performance Shares beyond the date(s) otherwise specified in this agreement, the Company shall pay such amounts to you upon the earliest date permitted under 409A(a)(2)(B)(i) of the Code with incurring excise tax.

Details of the Award are set forth below.
To execute this agreement and confirm your understanding and acceptance of the agreements contained you must click the Accept button and enter your assigned PIN as your digital signature.
Very truly yours,
CNO FINANCIAL GROUP, INC.

By: /s/ Sue Menzel
Name: Susan L. Menzel
Title: Executive Vice President,
Human Resources

Schedule A-1 to
Performance Share Award Agreement
TOTAL SHAREHOLDER RETURN (TSR) PERFORMANCE SHARE TARGETS

36-month Relative TSR Performance (1/1/14-12/31/16)	TSR Performance Share Payout (Vesting)

At or above 75th percentile	150%
50th percentile	100%
25th percentile	25%
Below 25th percentile	NO PAYOUT

The Company’s relative TSR percentile rank for the performance period beginning January 1, 2014 and ending December 31, 2016 will be calculated in a two-step process. First, the TSR will be calculated for the Company and each company in the peer group listed below. Then the TSR percentile rank for the Company and each of the companies in the peer group will be determined. The TSR and the TSR percentile rank will be determined by the Human Resources and Compensation Committee of the Company’s Board of Directors (the “Committee”) in accordance with the formula and methods described below.

Formula for Calculating TSR

For purposes of this Schedule A-1 to the performance share award agreement, TSR for the Company and each of the companies comprising the peer group will be calculated as follows:

Ending share price - Beginning share price + Dividends reinvested on all ex-dividend dates
Beginning share price

Share Price Averaging Period

The beginning and ending share prices in the above formula for TSR will be calculated using a trailing average approach (i.e., the average of the closing share prices for 20 consecutive trading days prior to the beginning and end of the performance period).

Reinvestment of Dividends and Other Adjustments

The above formula for TSR assumes that dividends are paid and reinvested into additional shares of common stock on their ex-dividend dates. TSR will be adjusted for stock dividends, stock splits, spin-offs and other corporate changes having similar effect.

Peer Group

The peer group consists of the following companies: Aflac Incorporated, American Financial Group, Inc., Assurant, Inc., Cincinnati Financial Corporation, Genworth Financial, Inc., Kemper Corporation, Lincoln National Corporation, MetLife, Inc., The Phoenix Companies, Inc., Principal Financial Group, Inc., Protective Life Corporation, Prudential Financial, Inc., Reinsurance Group of America Incorporated, StanCorp Financial Group, Inc., Torchmark Corporation, Universal American Corp. and Unum Group. Any company in the peer group that no longer has a share price due to bankruptcy during the performance period will remain in the peer group and placed at the bottom of the performance list. Any company in the peer group that is acquired during the performance period will be deleted from the peer group.

Cap on Total Value of Shares Earned

The number of shares earned under this award shall be subject to a cap on the “total value” of eight times the price of the Company’s common stock on the Grant Date multiplied by the target number of shares granted. The number of shares awarded cannot be more than the total value divided by the closing share price on the last day of the performance period.

Payout

Payouts of any performance shares that have been earned shall be made as promptly as practicable after certification by the Committee that the performance targets have been achieved, which shall occur no later than March 15, 2017, absent special circumstances. Performance levels between the 25th and 50th percentiles and between the 50th and 75th percentiles shall be interpolated on a straight line basis.